Exhibit 99.1

MARA Appoints Two New Independent Directors to Board

Craig Hart and Nancy Novak Bring Deep Expertise in Power Infrastructure, Energy Investing and Hyperscale Data Center Development to Support MARA’s Next Phase of Growth

MIAMI, FL, August 4, 2026 – MARA Holdings, Inc. (NASDAQ: MARA) (“MARA” or the “Company”), a leading energy and digital infrastructure company, today announced the appointment of Craig Hart and Nancy Novak as independent directors to its board of directors (the “Board”), effective August 1, 2026. In connection with these appointments, Barbara Humpton and Georges Antoun have stepped down from the Board, effective July 31, 2026, as part of a planned transition. Following these changes, MARA’s Board will continue to comprise seven directors, six of whom are independent.

“MARA is executing a strategy that brings together energy, digital infrastructure and compute,” said Fred Thiel, MARA’s chairman and CEO. “As our significant energy footprint continues to expand, we are actively working with our partners to advance our digital infrastructure strategy. Craig’s extensive experience across power markets, energy investment and infrastructure development, together with Nancy’s deep expertise in hyperscale data centers, will provide valuable perspectives as we pursue these opportunities, maximize the long-term value of every megawatt we control and build on the strong foundation of our Bitcoin mining business.”

“Our Board regularly evaluates its composition and the mix of skills, experience and perspectives needed to support MARA’s strategy and long-term growth,” said Doug Mellinger, MARA’s lead independent director. “Craig and Nancy bring highly relevant, complementary capabilities to an already strong Board. We look forward to their contributions as we continue overseeing the Company’s execution and working on behalf of all MARA shareholders.”

Mr. Hart currently serves as Senior Portfolio Manager and Global Co-Head of Energy and Power at Avenue Capital Group, where he leads the firm’s private power strategy. Over more than 25 years in the energy sector, he has held senior leadership roles spanning power generation, energy infrastructure, corporate strategy, finance and private investing. Prior to joining Avenue Capital, Mr. Hart served as Executive Vice President and Chief Financial Officer of US Power Generating Company, where he helped build the company into a leading independent power producer before its sale to Tenaska Capital Management. He has also overseen significant investments in power generation and energy infrastructure platforms, including the formation and growth of Middle River Power.

“Power is becoming one of the most strategic assets in the digital economy, and MARA has assembled a differentiated platform to capitalize on that opportunity,” said Mr. Hart. “I look forward to working with my fellow directors and the management team as the Company continues expanding its energy portfolio, executing its digital infrastructure strategy and creating long-term value for shareholders.”

Ms. Novak is a recognized leader in hyperscale data center development and digital infrastructure innovation. She previously served as Chief Innovation Officer of Compass Datacenters, where she helped lead large-scale data center development for hyperscale and cloud customers while advancing construction innovation, industrialized building methods and sustainable infrastructure initiatives. Her career spans more than four decades across mission-critical infrastructure development, construction and operations, and she currently serves on the boards of Sims Limited and Weston Solutions.

“The next generation of digital infrastructure will require disciplined execution, speed to market and a deep understanding of hyperscale and enterprise customers,” said Ms. Novak. “MARA combines a compelling strategy with unique infrastructure assets, and I’m excited to contribute my experience in data center development and innovation as the Company continues executing that vision.”

“On behalf of the Board and the entire Company, I would like to thank Barbara and Georges for their leadership and significant contributions to MARA,” Mr. Thiel added. “We are grateful for their service during an important period in the Company’s evolution and wish them both continued success.”

About MARA

MARA (NASDAQ: MARA) deploys digital energy technologies to advance the world’s energy systems. Harnessing the power of compute, MARA transforms excess energy into digital capital, balancing the grid and accelerating the deployment of critical infrastructure. Building on its expertise to redefine the future of energy, MARA develops technologies that reduce the energy demands of high-performance computing applications, from AI to the edge.

MARA Company Contact:

Telephone: 800-804-1690
Email: ir@mara.com

MARA Media Contact:

Email: mara-jf@joelefrank.com